AMENDMENT NO. 2

TO

AGREEMENT AND DECLARATION OF TRUST

OF

VANGUARD VALLEY FORGE FUNDS

This Amendment No. 2 (the "Amendment") to the Agreement and Declaration of Trust of Vanguard Valley Forge Funds (the "Trust") amends, effective April 17, 2020, the Declaration of Trust of the Trust dated as of November 19, 2008 (the "Agreement").

By resolutions adopted at a meeting of the Trust's Board of Trustees (the "Board") on February 20 & 21, 2020, the Board approved this Amendment. Under Article VIII, Section 4 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trust desires to amend the Agreement to reflect the name change of Vanguard Managed Payout Fund to Vanguard Managed Allocation Fund, a series of the Trust;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2.All references in the Agreement to the "Declaration of Trust" shall mean the Agreement as amended by this Amendment.

3.Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of April 17, 2020.

VANGUARD VALLEY FORGE FUNDS

By: /s/ Laura Merianos

Name: Laura Merianos

Title: Assistant Secretary

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EXHIBIT 1

AGREEMENT AND DECLARATION OF TRUST

OF

VANGUARD VALLEY FORGE FUNDS

SCHEDULE A

SERIES AND CLASSES OF THE TRUST

SERIES	CLASSES
Vanguard Balanced Index Fund	Investor, Admiral, Signal,
Institutional
Vanguard Managed Allocation Fund	Investor

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